New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$154,034
Class B	$4,395
Class C	$7,211
Class F	$13,529
Total	$179,169
Class 529-A	$3,497
Class 529-B	$281
Class 529-C	$577
Class 529-E	$172
Class 529-F	$157
Class R-1	$158
Class R-2	$1,609
Class R-3	$1,794
Class R-4	$892
Class R-5	$7,760
Total	$16,897

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9140
Class B	$0.6004
Class C	$0.5995
Class F	$0.9146
Class 529-A	$0.9119
Class 529-B	$0.5720
Class 529-C	$0.5947
Class 529-E	$0.7861
Class 529-F	$0.9642
Class R-1	$0.6540
Class R-2	$0.6374
Class R-3	$0.7834
Class R-4	$0.9233
Class R-5	$1.0153

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	208,667
Class B	9,115
Class C	16,184
Class F	19,660
Total	253,626
Class 529-A	5,405
Class 529-B	652
Class 529-C	1,347
Class 529-E	298
Class 529-F	225
Class R-1	390
Class R-2	3,811
Class R-3	3,647
Class R-4	1,632
Class R-5	11,001
Total	28,408

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$65.91
Class B	$64.48
Class C	$63.83
Class F	$65.54
Class 529-A	$65.60
Class 529-B	$64.17
Class 529-C	$64.17
Class 529-E	$65.10
Class 529-F	$65.66
Class R-1	$64.12
Class R-2	$64.18
Class R-3	$65.24
Class R-4	$65.83
Class R-5	$66.19